SEPARATION AGREEMENT
AND
GENERAL RELEASE
     TO: George M. Daly
     This Separation Agreement and General Release (the “Agreement”) is executed on the dates given on the signature pages by and between Affirmative Services, Inc. (the “Company”) and George M. Daly (“Executive,” “you” or “I”).
RECITALS
     WHEREAS, Executive is currently employed by the Company as its Senior Vice President, Retail Companies. The following entities are affiliated with the Company and are herein collectively defined as the “Affiliated Entities”: Affirmative Insurance Holdings, Inc., Affirmative Retail, Inc., A-Affordable Insurance Agency, Inc., Driver’s Choice Insurance Agencies, Inc., Driver’s Choice Insurance Services, LLC, Fed USA Retail, Inc., Instant Auto Insurance Agency of Arizona, Inc., Instant Auto Insurance Agency of Colorado, Inc., Instant Auto Insurance Agency of Indiana, Inc., Instant Auto Insurance Agency of New Mexico, Inc., InsureOne Independent Insurance Agency, Inc., and Yellow Key Insurance Agency, Inc.
     WHEREAS, the Company and Executive entered into a Change in Control Agreement dated July 18, 2005 (“Change in Control Agreement”).
     WHEREAS, effective November 30, 2005, Executive shall resign from the Company as its Senior Vice President, Retail Companies, unless his employment from the Company is earlier terminated as provided herein.
     WHEREAS, the parties agree that Executive’s employment with the Company, and the separation therefrom, are the result of a mutual agreement between Executive and the Company.
     WHEREAS, Executive, on the one hand, and the Company, on the other hand, have agreed to provide each other with a general release of claims as contained herein and in the Supplemental General Release Agreement, attached hereto as Exhibit “A” and incorporated herein by reference (the “Supplemental Release”).
     Now, therefore, Executive and the Company hereby agree to enter into this Agreement setting forth their respective obligations related to Executive’s separation as follows:

I.	Separation of Employment
     A. Executive shall resign as the Senior Vice President, Retail Companies of the Company and the Affiliated Entities effective November 30, 2005.
     B. The time period between the Effective Date of this Agreement (as defined in Section IV(K)) and November 30, 2005 shall be defined as the “Transition Period.” During the Transition Period, Executive agrees to assist, at the discretion and request of the Company, with the transition of his duties to his successor and provide such other services as may be requested by the Company from time to time. Executive agrees that, at any time prior to expiration of the Transition Period, the Company shall be entitled to terminate Executive, to assign Executive to work from home or to relieve Executive of his obligations and duties as an employee of the Company and all Related Entities if it determines, in its sole discretion, that Executive is not satisfactorily performing his assigned duties.
     C. During the Transition Period, Executive shall have no authority to bind the Company or any of the Affiliated Entities and shall take no action with respect to third parties on behalf of the Company or any of the Affiliated Entities unless he receives the prior express written permission of the Chief Executive Officer of the Company, or his designees, including the President of the Retail Division Companies.
     D. On the earlier of December 1, 2005 or the effective date of Executive’s termination, Executive shall sign and deliver to the Company the Supplemental Release. Should Executive fail to sign and deliver the Supplemental Release on December 1, 2005, he shall be in material breach of this Agreement. In the event of Executive’s breach of this Section, the Company shall be entitled to an order of specific performance from a court of competent jurisdiction requiring Executive to sign and deliver the Supplemental Release to the Company and Executive hereby consents to the entry of such an order.
II.	Special Compensation and Benefits
     A. The Company agrees to provide Executive with a general release of claims as detailed in Section III(C).
     B. During the Transition Period, the Company will pay Executive his normal salary, such payments being paid on the Company’s regular paydays in accordance with the Company’s normal payroll practices (“Installment Transition Payments”) and the first installment being paid on the first regular payday after the Effective Date of this Agreement. The Installment Transition Payments are subject to termination as provided in Sections I(B) and IV(C) of this Agreement.
     C. During the Transition Period, Executive’s health and welfare benefits will continue for him and his family at the current level of premium contribution between the

Company and Executive. After the expiration of the Transition Period, Executive will be entitled to elect COBRA continuation of his insurance benefits, at his own expense.
III.	Mutual Release
     In return for the special compensation and benefits referenced in this Agreement, I, George M. Daly, agree to the following:
     A. I agree, on behalf of myself and all of my heirs or personal representatives, to release the Company, its parent companies, including without limitation, Affirmative Insurance Holdings, Inc., subsidiaries, all affiliates of each, including without limitation, the Affiliated Entities, predecessors and successors, and all of its present or former officers, partners, directors, members, managers, representatives, employees, agents, attorneys, employee benefit programs, and the trustees, administrators, fiduciaries and insurers of such programs (collectively the “Company Released Parties”), from any and all claims for relief of any kind, whether known to me or unknown, which in any way arise out of or relate to my employment at the Company or any of the Company Released Parties, the separation of my employment at the Company or any of the Company Released Parties, any agreements between the Company or any of the Company Released Parties and me, including but not limited to the Change in Control Agreement, and concerning any set of facts or events occurring at any time up to the Effective Date of this Agreement, including, but not limited to, any and all claims of discrimination of any kind, and any contractual, tort or other common law claims. This settlement and waiver includes all such claims, whether for breach of contract, quasi-contract, implied contract, quantum meruit, unjust enrichment, compensation, deferred compensation, equity interest, any tort claims, any and all claims under any applicable federal laws, including, but not limited to, the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Americans with Disabilities Act, as amended, the Equal Pay Act, as amended, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act, as amended, the Fair Labor Standards Act, as amended, the Sarbanes-Oxley Act, or under any applicable state or local laws or ordinances or any other legal restrictions on the Company’s rights, including the Texas Commission on Human Rights Act.
     B. I further agree not to file a suit of any kind against the Company or any of the Company Released Parties relating to my employment at the Company or any of the Company Released Parties, the separation thereof, any agreements between the Company or any of the Company Released Parties and me, including but not limited to the Change in Control Agreement, any set of facts or events occurring up to the Effective Date of this Agreement, or to participate voluntarily in any employment-related claim brought by any other party against the Company or any of the Company Released Parties. Even if a court rules that I may file a lawsuit against the Company or any of the Company Released Parties arising from my employment at the Company or any of the Company Released Parties, or the separation thereof, or based on any other set of facts or events occurring prior to the Effective Date of this Agreement, I agree not to accept any money damages or any other relief in connection with any such lawsuit. I understand that this Agreement and General Release effectively waives any right I might have to sue the Company or any of the Company Released Parties for any claim arising out of my employment at the Company or any of the Company Released Parties, the separation of my employment, any agreements between the Company or the Company Released Parties and me, including but not limited to the Change in Control Agreement, or based on any other set of facts or events occurring prior to the Effective Date of this Agreement.
     However, this release does not waive my rights to enforce this Agreement. In addition, this release does not give up my rights, if any, to COBRA benefits under the Company’s standard benefit programs applicable to me. Further, this release does not waive my rights to vested 401(k) or pension monies, my final paycheck, reimbursement of any outstanding business expense amounts (in accordance with the Company’s existing reimbursement policies) or my rights to indemnification, if any, under the Company’s declaration of trust or bylaws.
     C. In return for the consideration referenced in this Agreement, the Company agrees to the following:
     Except as set forth in the last paragraph of this Section, the Company agrees, on behalf of itself and all of its parent companies, subsidiaries, affiliates, predecessors and successors, to release Executive and his heirs (collectively the “Executive Released Parties”), from any and all claims for relief of any kind, whether known to it or unknown, which in any way arise out of or relate to Executive’s employment at the Company or any of the Company Released Parties, the separation of Executive’ s employment at the Company or any of the Company Released Parties, or any agreements between the Company or any of the Company Released Parties and Executive, including but not limited to the Change in Control Agreement, and concerning any set of facts or events occurring at any time up to the Effective Date of this Agreement.
     Except as set forth in the last paragraph of this Section, the Company further agrees not to file a suit of any kind against Executive or any of the Executive Released Parties relating to Executive’s employment at the Company, the separation thereof, any agreements between the Company or any of the Company Released Parties and Executive, including but not limited to the Change in Control Agreement, or to participate voluntarily in any employment-related claim brought by any other party against Executive or any of the Executive Released Parties. Except as set forth in the last paragraph, even if a court rules that the Company may file a lawsuit against Executive or any of the Executive Released Parties arising from Executive’s employment at the Company or any of the Company Released Parties, or the separation thereof, or based on any other set of facts or events occurring prior to the Effective Date of this Agreement, the Company agrees not to accept any money damages or any other relief in connection with any such lawsuit. The Company understands that this Agreement and General Release effectively waives any right it might have to sue Executive or any of the Executive Released Parties for any claim arising out of Executive’s employment at the Company or any of the Company Released Parties, any agreements between the Company or the Company Released Parties and Executive,

including but not limited to the Change in Control Agreement, or the separation of Executive’s employment, or based on any other set of facts or events occurring prior to the Effective Date of this Agreement, except as set forth in the last paragraph of this Section.
     Notwithstanding the generality of the foregoing, nothing contained herein shall release the Executive Released Parties from any claim relating to (i) a breach by Executive of any provision of any agreement that pursuant to the Separation Agreement survives the execution thereof, including but not limited to non-disclosure, non-competition and non-solicitation agreements with the Company or any of the Company Release Parties, (ii) Executive’s obligations set forth herein, or (iii) Executive’s fraud, willful misconduct or gross negligence.
     D. I agree to execute the Supplemental Release attached hereto as Exhibit A on the earlier of December 1, 2005 or the effective date of my termination and immediately deliver it to the Company.
IV.	Restrictive Covenants and Miscellaneous Provisions
     A. While I understand that I have had such an obligation since I began my employment with the Company or any of the Company Released Parties, I confirm that I shall not disclose any of the trade secrets or other confidential or restricted information of the Company or any of the Company Released Parties and shall not make use of such trade secrets or confidential or restricted information in any fashion at any time, including in any future employment.
     B. I agree to comply at all times after the Effective Date of this Agreement with all provisions of Sections 6(a), (b) and (c) of the Change in Control Agreement, which provisions are substantively set forth in subsections (1) through (5) below and which include covenants concerning the non-disclosure of confidential information, a non-competition covenant and a non-solicitation covenant. I acknowledge and agree that these provisions shall survive the separation of my employment and the execution of this Agreement, and shall apply at all times after the Effective Date of this Agreement, regardless of the nature of or reason for my separation and the payments made with regard thereto.
          (1) Confidential Information. I acknowledge and agree that the Company and Affiliated Entities have, since the inception of my employment and throughout the entire period thereof, provided me with Confidential Information (as defined below). I agree that I will not divulge or disclose to anyone (other than the Company, Affiliated Entities or any persons employed or designated by the Company) any Confidential Information. Confidential Information shall include all information of a confidential nature relating to the business of the Company or any of its subsidiaries or affiliates (including the Affiliated Entities), including, without limitation, customer lists, contract terms, marketing plans, business plans, financial data, cost information, sales data, or business opportunities whether for existing, new or developing businesses, and I further agree not to disclose, publish or make use of any such knowledge or

Confidential Information at any time, including in any future employment, without the consent of the Company.
          (2) Non-Compete. In consideration of the parties’ various mutual promises contained herein, including without limitation those involving Confidential Information, I agree that upon the separation of my employment from the Company (for whatever reason), I shall not enter into or engage in any phase of the business conducted by the Company in any state in which the Company is conducting business on the date of termination of my employment with the Company, either as an individual for my own account, as a partner or joint venturer, or as an employee, agent, officer, director, or substantial shareholder of a corporation or otherwise for a period of one (1) year following the date of my separation from the Company. As of the Effective Date of this Agreement, the business conducted by the Company is defined as owning and operating (i) insurance companies providing automobile insurance coverage of any type or class, (ii) underwriting agencies (or managing general agencies) that produce and administer automobile insurance, and (iii) retail agencies that sell automobile insurance policies. My obligations set forth in this paragraph may be excused only upon written consent of the President of the Company.
          (3) Non-Solicitation. In consideration of the parties’ various mutual promises contained herein, including without limitation those involving Confidential Information, I agree that upon the separation of my employment from the Company (for whatever reason), I shall not directly or indirectly solicit either (i) any employees of the Company to leave their employment with the Company for employment with any other entity, or (ii) business in the area of automobile insurance from any entity, organization or person which has contracted with the Company, which has been doing business with the Company, from which the Company was soliciting business at the time of my separation of employment, or from which I knew or had reason to know that the Company was going to solicit business at the time of my separation of employment, in each case for a period of one (1) year from the date of my separation from the Company.
          (4) Enforcement. I acknowledge and agree that any of the covenants contained in this Section may be specifically enforced through injunctive relief, but such right to injunctive relief shall not preclude Company from other remedies which may be available to it.
          (5) Reformation. I agree and stipulate that the agreements and covenants not to compete and not to solicit contained in this Section are fair and reasonable in light of all of the facts and circumstances of the relationship between me and the Company; however, I am aware that in certain circumstances courts have refused to enforce certain terms of agreements not to compete and agreements not to solicit. Therefore, in furtherance of, and not in derogation of the provisions of this Section, I agree that in the event a court should decline to enforce any provision of this Section, that this Section shall be deemed to be modified or reformed to restrict my competition with the Company or the Affiliated Entities to the maximum extent, as to time, geography and business scope, that the court shall find enforceable; provided, however, in no event shall the provisions of this Section be deemed to be more restrictive to me than those contained herein.
     C. I understand and agree that the Company shall have the right to and will terminate the Installment Transition Payments and/or sue me for breach of this Agreement if I violate the provisions of Section IV(B), or otherwise fail to comply with this Agreement. I further acknowledge that but for my agreements to comply with my obligations described in this Section and this Agreement, the Company would not provide me with the compensation, benefits and consideration set forth in Section II.
     D. I warrant that upon the separation of my employment, I will return to the Company all company property in my possession, including, but not limited to, company files, work product, computer equipment, computer software, cell phones, pagers, corporate credit cards, identification cards, manuals, company documents and company keys. I further agree to cooperate and work with Company’s General Counsel to ensure my compliance with this Section IV(D).
     E. I understand that the short-term disability, long-term disability and life insurance coverage provided by the Company, if any, will end on November 30, 2005. I also understand that the Company will not pay for any business-related or other charges incurred by me after November 30, 2005, unless such expenses are expressly approved in advance by the Chief Executive Officer of the Company. I further understand that I will cease to accrue vacation and/or Paid Time Off (“PTO”) as of November 30, 2005. Executive shall be paid for any accrued, unused vacation and/or PTO within fourteen (14) days after the Effective Date of the Supplemental Release (as defined therein).
     F. This Agreement does not constitute an admission of any kind by the Company, but is simply an accommodation that offers certain extra benefits to which I would not otherwise be entitled in return for my agreeing to and signing this document.
     G. I agree not to voluntarily make the terms and conditions or the circumstances surrounding this Agreement known to anyone other than an attorney and/or tax consultant from whom I receive counseling, or, if I am married, to my spouse, or except as otherwise required by law. I acknowledge that any such person must agree not to further disclose the terms of this Agreement.
     H. I agree not to make any statements that disparage the reputation of the Company or any of the Company Released Parties, or their businesses or services. I agree that any breach or violation of this non-disparagement provision shall entitle the Company to sue me on this Agreement for the immediate recovery of any damages caused by such breach.
     I. All payments and benefits under this Agreement are gross amounts and will be subject to taxes and lawful deductions, if any.

     J. The venue for the litigation of any dispute arising out of this Agreement shall be a court of competent jurisdiction in Dallas County, Texas. If either party files a lawsuit in state court arising out of this Agreement, the other party may remove the lawsuit to federal court to the extent jurisdiction exists. Texas law shall govern the interpretation and enforcement of this Agreement.
     K. I am entering into this Agreement freely and voluntarily. I have carefully read and understand all of the provisions of this Agreement. I understand that it sets forth the entire agreement between me and the Company and I represent that no other statements, promises, or commitments of any kind, written or oral, have been made to me by the Company, or any of its agents, to cause me to accept it. I acknowledge that I have been advised to consult legal counsel concerning this Agreement prior to signing the Agreement, and that I have had sufficient opportunity to do so. I understand that I may have up to twenty-one (21) days from the date of this letter to consider this Agreement. I understand that if I sign this Agreement, I will then have seven (7) days to cancel it if I so choose. I may cancel this Agreement by delivering a written notice of cancellation to the General Counsel of Company. However, if I elect to cancel this Agreement, I understand I will not be entitled to any of the benefits, compensation, or other consideration referenced in this Agreement. I realize this Agreement is not effective or enforceable until the seven-day period expires without revocation. I understand that this Agreement will not become effective until the eighth day after I sign the Agreement without revocation (the “Effective Date”). I understand that the Company will have no duty to pay me or provide me with the compensation and benefits listed in Section II until the Effective Date of this Agreement.
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I acknowledge acceptance of this Agreement by my signature below:

George M. Daly	Date
Agreed to and accepted on behalf of Affirmative Services, Inc.:

By:

Name:

Title:

Date: